Exhibit (a)(5)(A)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The US Offer (as defined below) is being made in the United States solely by the US Offer Document dated September 27, 2024, the Letter of Transmittal (in the case of ADSs (as defined below) held in record form), the Form of Acceptance (in the case of the Ordinary Shares (as defined below)), and any amendments or supplements thereto. The US Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Ordinary Shares who are not resident in the United States. In those jurisdictions where the applicable laws require the US Offer to be made by a licensed broker or dealer, the US Offer shall be deemed to be made on behalf of the Joint Offerors by one or more registered brokers or dealers licensed under the laws of such jurisdiction designated or to be designated by the Offeror Group, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Offer to Purchase for Cash

All Ordinary Shares of US Shareholders and

All American Depositary Shares, Each Representing Two Ordinary Shares,

to Holders Wherever Located

of

Lufax Holding Ltd

for

US$1.127 per Ordinary Share, or

US$2.254 per ADS,

by

An Ke Technology Company Limited,

China Ping An Insurance Overseas (Holdings) Limited,

and

Ping An Insurance (Group) Company of China, Ltd.

An Ke Technology Company Limited, a company with limited liability incorporated in Hong Kong (“An Ke Technology”), China Ping An Insurance Overseas (Holdings) Limited, a company with limited liability incorporated in Hong Kong (“Ping An Insurance Overseas Holdings,” and together with An Ke Technology, the “Joint Offerors”), and Ping An Insurance (Group) Company of China, Ltd., a company established as a joint stock company under the laws of the PRC (“Ping An Group,” and together with the Joint Offerors, the “Offeror Group”), are making an unconditional mandatory general offer to acquire (i) all issued and to be issued ordinary shares, US$0.00001 per share (the “Ordinary Shares”) (other than those already owned by the Offeror Group), of Lufax Holding Ltd, a company with limited liability incorporated in the Cayman Islands (“Lufax” or the “Company”), held by residents of the United States (“US Shareholders”), at an offer price of US$1.127 per Ordinary Share, and (ii) all issued American Depositary Shares (“ADSs”), each representing two Ordinary Shares, at an offer price of US$2.254 for each ADS (collectively, the “US Offer”) on the terms and subject to the conditions set forth in the offer document dated September 27, 2024 describing the US Offer (the “US Offer Document”), and in the related form of acceptance for tender of Ordinary Shares held by US Shareholders (“Form of Acceptance”) or the letter of transmittal for tender of ADSs held in record form (“Letter of Transmittal”). The Joint Offerors will pay all charges and expenses of Computershare Trust Company, N.A., in its capacity as the tender agent (the “Tender Agent”) for the US Offer in respect of ADSs and Ordinary Shares. (References herein to “US$” mean U.S. dollars, the lawful currency of the United States of America.)

THE US OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE OFFER PERIOD. THE OFFER PERIOD WILL EXPIRE AT 4:00 A.M. (NEW YORK CITY TIME), ON MONDAY, OCTOBER 28, 2024 (UNLESS EXTENDED TO A LATER EXPIRATION DATE (THE “EXPIRATION DATE”)). HOLDERS OF ORDINARY SHARES AND ADSs WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCE OF THE US OFFER FROM THE DATE OF THIS ANNOUNCEMENT UNTIL THE EXPIRATION DATE.

The Joint Offerors are also making concurrent offers outside the United States for: (i) the purchase of all issued and to be issued Ordinary Shares (other than those already owned by the Offeror Group) held by holders not resident in the US (“non-US Shareholders,” and together with the US Shareholders, the “Shareholders”), at US$1.127 per Ordinary Share (the “Non-US Offer”); (ii) cancellation of all outstanding options (the “Options”) granted under the Phase I share incentive plan of Lufax adopted by Lufax in December 2014 and as most recently amended and restated on April 12, 2023 (the “Lufax 2014 Share Incentive Plan”) (the “Option Offer”); and (iii) appropriate arrangement for all unvested performance share units (the “PSUs”) granted under the 2019 performance share unit plan adopted by Lufax in September 2019 and as most recently amended and restated on April 12, 2023 (the “Lufax 2019 Performance Share Unit Plan”) to cancel all unvested PSUs (the “PSU Arrangement”). The US Offer and the Non-US Offer are collectively referred to as the “Share Offers” and the Share Offers, the Option Offer and the PSU Arrangement are referred to collectively as the “Offers.”

The Share Offers have been structured as two separate offers—the US Offer and the Non-US Offer—in order to comply with differences in US and Hong Kong laws in respect of withdrawal rights and settlement. The Share Offers have important differences described in the US Offer Document, including: (i) ADS Holders (wherever such ADS Holders are located) may only tender in the US Offer, non-US Shareholders may only tender in the Non-US Offer, and US Shareholders may tender in either the US Offer or the Non-US Offer; (ii) under the US Offer, US Shareholders and ADS Holders have the right to withdraw their tendered Ordinary Shares or ADSs (as the case may be) until 4:00 a.m. on October 28, 2024 (New York time), whereas under the Non-US Offer, there are no such withdrawal rights save as provided under Rule 19.2 of the Hong Kong Code on Takeovers and Mergers (the “Takeovers Code”); and (iii) those tendering into the US Offer will be settled promptly (expected to be within two (2) US business days) following the expiration of the US Offer, while those tendering into the Non-US Offer will receive payment no later than seven (7) business days following the date of receipt of duly completed and valid acceptance (or if earlier, by the same time the offer price is delivered in the US Offer). ADS Holders who would like to accept the Non-US Offer may elect to become non-US Shareholders by cancelling their ADSs and withdrawing the Ordinary Shares underlying the ADSs from the Lufax ADS program, subject to compliance with the terms of the deposit agreement dated as of November 3, 2020 by and among Lufax, Citibank, N.A., and the holders and beneficial owners of ADSs, as amended and supplemented, including payment of the applicable fees to Citibank, N.A. (including an ADS cancellation fee of US$5.00 per 100 ADSs, plus a US$15.00 cable fee), and any other applicable expenses and taxes.

The Offers are being made pursuant to the relevant requirements under the Takeovers Code as the result of the election for scrip dividend by An Ke Technology and Ping An Overseas Holdings after which the total number of Ordinary Shares controlled by the Joint Offerors increased. Therefore, the Joint Offerors are making unconditional mandatory general offers for all the issued Ordinary Shares (other than those already owned by the Offeror Group) and ADSs and the Ordinary Shares and ADSs to be issued under the Lufax 2014 Share Incentive Plan and the Lufax 2019 Performance Share Unit Plan pursuant to Rule 26 of the Takeovers Code and appropriate offers for all outstanding Options and unvested PSUs in compliance with Rule 13 of the Takeovers Code to cancel all outstanding Options and unvested PSUs.

The Non-US Offer may be accepted by all Shareholders whether resident in Hong Kong or outside of Hong Kong. Pursuant to the Takeovers Code, the Non-US Offer cannot exclude US Shareholders. However, participating in the Non-US Offer exposes US Shareholders to certain risks described in the US Offer Document. The US Offer may only be accepted by US Shareholders and ADS Holders (wherever such ADS Holders are located), and ADS Holders may only tender into the US Offer. Under the terms of the Share Offers, the Ordinary Shares and ADSs duly and validly tendered for acceptance will be acquired by the Joint Offerors fully paid and free from all encumbrances and together with all rights and benefits attaching thereto or subsequently becoming attached to them. Shareholders who accept the Non-US Offer will receive US$1.127 per duly accepted Ordinary Share no later than seven (7) business days following the date of receipt of duly completed and valid acceptance (or if earlier, by the same time the offer price is delivered in the US Offer), and US Shareholders and ADS Holders who accept the US Offer are expected to receive US$1.127 per duly accepted Ordinary Share or US$2.254 per duly accepted ADS, as applicable, promptly (expected to be within two (2) US business days after the Expiration Date), in each case, on the terms and subject to the conditions set forth in the US Offer Document and in the Form of Acceptance or the Letter of Transmittal.

Unless extended, all acceptances of the US Offer must be received by 4:00 a.m. on Monday, October 28, 2024 (New York time), and the Offers will be promptly settled thereafter. The US Offer is made on September 27, 2024, the date of the mailing of the US Offer Document, and may be accepted on and from that date until the Expiration Date. The Joint Offerors do not intend to extend the Expiration Date for the US Offer or provide a subsequent offering period, save in wholly exceptional circumstances or if required by a governmental body of competent jurisdiction. Acceptances of the US Offer may be withdrawn until 4:00 a.m. New York time on Monday, October 28, 2024.

The independent board committee of the board of directors of Lufax considers the terms of the US Offer to be NOT fair and reasonable so far as the US Shareholders and the ADS Holders are concerned. The Offeror Group also does NOT believe the US Offer is fair, from a financial point of view, to the unaffiliated security holders of Lufax, for the reasons discussed in the US Offer Document.

It is the intention of the Offeror Group to maintain the listing of the Ordinary Shares on the Main Board of The Stock Exchange of Hong Kong Limited and ADSs on the New York Stock Exchange after the expiration of the Offers. The directors of the Offeror Group have undertaken to use reasonable endeavors to maintain the listing status of the Ordinary Shares on the HKSE and the ADSs on the NYSE, which may include taking appropriate steps to ensure that sufficient public float exists in Ordinary Shares, sufficient round lot holders hold ADSs, and other applicable listing standards are complied with after the Offers. If necessary based on the Ordinary Shares or ADSs acquired in connection with Offers, the Offeror Group may take actions such as to sell Ordinary Shares held by any of them or procure placing of new Ordinary Shares following the Offers.

The receipt of cash in exchange for Ordinary Shares and/or ADSs under the US Offer will be a taxable transaction for US federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. Generally, US Shareholders and ADS Holders that are US taxpayers will recognize gain or loss for these purposes equal to the difference between the amount of cash received and their adjusted tax basis in the Ordinary Shares and/or ADSs that were tendered. In addition, certain adverse consequences for US federal income tax purposes could apply under the passive foreign investment company rules. See the US Offer Document for a more detailed discussion of the US federal income tax consequences of the US Offer to US taxpayers.

The information required to be disclosed by Rule 14d-6(d)(1) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), is contained in the US Offer Document and incorporated herein by reference. The US Offer Document, the Letter of Transmittal (in the case of ADSs held in record form), the Form of Acceptance (in the case of Ordinary Shares) and related materials are being mailed to holders of record of Ordinary Shares resident in the United States and the holders of ADSs (wherever they are located) and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear as holders of record, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Ordinary Shares and ADSs. US Shareholders may only tender their Ordinary Shares pursuant to the Form of Acceptance and ADS Holders of record may only tender their ADSs pursuant to the Letter of Transmittal, both of which may be obtained by contacting Georgeson LLC (the “Information Agent”) toll free at +1-866-679-2303.

ADSs Holders who hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary must contact their broker, dealer, commercial bank, trust company or other securities intermediary and have such securities intermediary tender their ADSs on their behalf through The Depository Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of such ADSs in the US Offer, the ADSs must be tendered by such ADS Holder’s broker, dealer, commercial bank, trust company or other securities intermediary before the Expiration Date, unless the Offer has been previously extended. Further, before the Expiration Date, the Tender Agent must receive (i) a confirmation of such tender of the ADSs and (ii) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of the US Offer and the Letter of Transmittal, and that the Offeror Group may enforce such agreement against such participant (an “Agent’s Message”). DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Date for receipt of instructions to tender the ADSs. ADS Holders should note that if their ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and their securities intermediary tenders their ADSs as instructed by such ADS Holder, such securities intermediary may charge the ADS Holder a transaction or service fee. ADS Holders should consult their securities intermediary to determine the cut-off time and date applicable to then, and whether they will be charged any transaction or service fee.

The Joint Offerors have retained Morgan Stanley Asia Limited, a company incorporated in Hong Kong with limited liability, as the financial adviser to the Offeror Group (“Morgan Stanley”). Morgan Stanley will, for and on behalf of the Joint Offerors, make the Non-US Offer pursuant to the Takeovers Code and has provided confirmation pursuant to the Takeovers Code that it is satisfied that sufficient financial resources are available to the Joint Offerors to satisfy the maximum cash consideration payable by the Joint Offerors upon full acceptance of the Share Offers (including the US Offer), the Option Offer and the PSU Arrangement. Morgan Stanley will not conduct market making activity with respect to making the Share Offers, the Option Offer and the PSU Arrangement. The Joint Offerors do not intend to, during the offer period, make any purchases of ADS or Ordinary Shares outside of the Share Offers, or cancel any Option or PSUs outside of the Option Offer and the PSU Arrangement.

The US Offer Document, the Form of Acceptance, Letter of Transmittal and related materials contain important information which should be read carefully before any decisions are made with respect to the US Offer.

Requests for copies of the US Offer Document, the Form of Acceptance and the Letter of Transmittal may be directed to the Information Agent in accordance with information set forth above, and copies will be furnished promptly at the Joint Offerors’ expense. Except as set forth in the US Offer Document, no fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of Ordinary Shares and ADSs pursuant to the US Offer.

The Tender Agent for the US Offer is:

Computershare Trust Company, N.A.

By Post or By Hand:	By Courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	150 Royall Street
Providence, RI 02940	Canton, MA 02021

The Information Agent for the US Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: +1-866-679-2303

September 27, 2024

New York Times—7.65” x 21”

1365 Georgeson Inc.

MayaType LLC (203) 659-0088

Description: Ping An Insurance (Group) Company of China, Ltd.—Tender

File: 1365-PingAn

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